Exhibit 99

NEWS

Contact:	Columbia Laboratories, Inc.
James Apostolakis, Vice Chairman
(212) 588-1900
David Weinberg, Chief Financial Officer
(973) 994-3999

In-Site Communications, Inc.
Lisa M. Wilson, Investor Relations/Media Relations
(212) 759-3929

FOR IMMEDIATE RELEASE

COLUMBIA LABORATORIES REPORTS FOURTH QUARTER AND YEAR-END

2002 FINANCIAL RESULTS

Livingston, NJ, March 11, 2003—Columbia Laboratories (AMEX: COB) today announced financial results for the fourth quarter and year ended December 31, 2002. For the fourth quarter of 2002, the Company reported a net loss of $6,734,160, or a loss of $0.19 per basic and diluted share, on net sales of $2,346,055 as compared to a net loss of $4,356,067, or a loss of $0.14 per basic and diluted share, on net sales of $160,778 in the fourth quarter of 2001.

The fourth quarter of 2002 marked the first full quarter of promotion by the Company’s dedicated 55-person sales force through Innovex, L.P., a Quintiles company, and the initiation of U.S. marketing and sales activities for Prochieve™ 8% (progesterone gel), Advantage-S® Bioadhesive Contraceptive Gel and RepHresh Vaginal Gel™.

For the twelve-month period ended December 31, 2002, the net loss was $16,849,789, or a loss of $0.50 per basic and diluted share, on net sales of $9,418,549 as compared to a net loss of $15,845,627, or a loss of $0.51 per basic and diluted share, on net sales of $2,153,854 in the twelve months ended December 31, 2001.

“Although the overall results for both the quarter and the year were disappointing, 2002 was an important year in which we implemented strategies and tactics that will position the company to be a commercial player in the women’s health and endocrinology markets.” said Fred Wilkinson, president and chief executive officer of Columbia. “During the fourth quarter, we realized our first full quarter of promotional activities for our women’s health product line. As a result, we launched Prochieve 8% and RepHresh Vaginal Gel, and re-launched Advantage-S, to approximately 10,000 OB/GYN offices nationwide. This marketing effort is an important step for Columbia, and will make it possible for us to generate increasing U.S. revenues from our portfolio of women’s healthcare products.”

Sales revenues during the fourth quarter were adversely affected by a number of factors. First, the Company experienced slower than anticipated prescriptions by the OB/GYNs during the launch quarter of Prochieve 8%. However, based on January IMS data, these trends are improving and the Company believes that increases in Prochieve prescriptions indicate growing acceptance of the product. Second, the Company experienced a reduction in sales to its distribution partners due to the previously reported industrial accident at Maropack, a contract packager. Repairs were made and the facility is now fully operational, enabling Columbia to deliver last year’s orders to the affected partners in January 2003. Third, the Company had slower than anticipated placement of RepHresh and Advantage-S by pharmacy retailers. These products now have distribution in all major wholesale accounts as well as several major chains. Finally, the Company elected to delay the introduction of Prochieve 4% until 2003; this product is now planned for launch before the end of March 2003.

Wilkinson continued, “We made significant strides forward on the next product in our pipeline, Striant™ (testosterone buccal bioadhesive) for the treatment of hypogonadism. The NDA was filed and accepted for review by the U.S. Food and Drug Administration, and June 19, 2003 has been set as the goal date to review and act on the NDA under the Prescription Drug User Fee Act. We filed the U.K. application in November 2002, and will file mutual recognition applications in the rest of Europe following initial regulatory approval of the U.K. application.”

During the fourth quarter of 2002, Columbia received a payment of $1.125 million, the second of four equal quarterly installments, from PharmaBio Development, Inc., a Quintiles company. In exchange for these payments, Columbia will pay PharmaBio a 5% royalty on the net sales of Columbia’s current women’s healthcare products in the United States over the next five years beginning with the first quarter of 2003.

Columbia also executed a marketing and supply agreement with Ardana BioSciences Ltd. for the commercialization of Striant in 18 European countries. Under the terms of this agreement, Columbia will receive total payments of $8 million, including $4 million in signature and milestone fees received in the fourth quarter of 2002. Additional milestone payments totaling $2 million are due upon marketing approvals in major European countries covered by the agreement. A performance payment of $2 million is also payable upon achievement of a certain level of sales.

During the fourth quarter, Columbia completed another agreement with Ardana for the co-development of a terbutaline vaginal gel product and received an initial payment of $250,000 in the first quarter of 2003. Under the terms of this agreement, Ardana will be responsible for the next stage of development of this product for the treatment of infertility, dysmenorrhea and endometriosis.

“As a result of the 2002 agreements with Quintiles (PharmaBio) and Ardana, the Company received payments amounting to $11,750,000 in 2002, with commitments in 2003 projected at $3,550,000 and $3,200,000 beyond 2003. On March 6, 2003, we announced an additional agreement with PharmaBio to commercialize Striant. In this agreement, Columbia will receive $12,000,000 in 2003 and $3,000,000 in 2004. These strategic agreements, together with partnering programs for our products outside the U.S., help to strengthen our balance sheet significantly and provide the required resources to fully execute our business plan,” concluded Wilkinson.

Columbia Laboratories, Inc. is an international pharmaceutical company dedicated to research and development of women’s health care and endocrinology products, including those intended to treat infertility, dysmenorrhea, endometriosis and hormonal deficiencies. Columbia is also developing hormonal products for men and a buccal delivery system for peptides. Columbia’s products primarily utilize the company’s patented Bioadhesive Delivery System (BDS) technology.

This press release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the company and its management team. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among other things, othe successful marketing of Prochieve, RepHresh Vaginal Gel and Advantage-S, timely and successful development of products, timely and successful completion of clinical studies, success in obtaining acceptance and approval of new products by the FDA and international regulatory agencies, including the timely and successful approval of Striant™, the successful launch and marketing of Striant™, and competitive economic and regulatory factors in the pharmaceutical and healthcare industry, general economic conditions and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the Securities and Exchange Commission.

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(see following table)

COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,		Unaudited Three Months Ended December 31,
	2002	2001	2002	2001
NET SALES	$9,418,549	$2,153,854	$2,346,055	$160,778

COST OF SALES	5,228,519	2,658,690	1,459,118	666,719

Gross profit (loss)	4,190,030	(504,836)	886,937	(505,941)

OPERATING EXPENSES:
Selling and distribution	6,053,732	1,054,472	3,832,636	265,390
General and administrative	5,135,121	4,254,143	1,627,457	1,273,926
Research and development	5,350,156	7,132,720	1,892,810	2,260,068
Litigation settlement expense	3,960,000	—	—	—
Product recall costs	(449,489)	1,500,000	—	—
Corporate restructuring expense	—	1,000,000	—	—

Total operating expenses	20,049,520	14,941,335	7,352,903	3,799,384

Loss from operations	(15,859,490)	(15,446,171)	(6,465,966)	(4,305,325)

OTHER INCOME (EXPENSE):
Interest income	51,844	246,937	18,030	18,484
Interest expense	(852,864)	(755,398)	(209,419)	(188,884)
Other, net	(189,279)	109,005	(76,805)	119,658

	(990,299)	(399,456)	(268,194)	(50,742)

Net loss	$(16,849,789)	$(15,845,627)	$(6,734,160)	$(4,356,067)

NET LOSS PER COMMON SHARE – BASIC AND DILUTED	$(0.50)	$(0.51)	$(0.19)	$(0.14)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC AND DILUTED	34,392,060	31,243,307	35,453,722	31,870,683

Note – 2001 financial statements have been reclassified to conform to the 2002 presentation.

	Dec. 31, 2002	Dec. 31, 2001
Balance Sheet Data:
Cash and cash equivalents	$5,018,365	$4,060,836
Working capital	4,717,320	4,622,083
Total assets	12,766,307	8,560,024
Convertible subordinated note payable	10,000,000	10,000,000
Stockholders’ equity (deficiency)	(8,394,943)	(3,421,179)